EXHIBIT 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Reports Second Quarter Fiscal 2017 Results

•	Net sales $692 million, growth of 8%

•	Diluted EPS $0.78, growth of 10%; adjusted diluted EPS $0.79, growth of 10%

•	Returned $134 million to shareholders through share repurchases and dividends in the first half of fiscal 2017

•	Company reaffirms full year fiscal 2017 outlook: net sales growth of 4% to 6%; adjusted diluted EPS growth of 8% to 10%
ATLANTA, July 27, 2017 - Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States and Canada of apparel exclusively for babies and young children, today reported its second quarter fiscal 2017 results.
“We achieved good growth in sales and earnings in our second quarter,” said Michael D. Casey, Chairman and Chief Executive Officer.  “Our growth was driven by our retail and international businesses, and the contribution from our Skip Hop brand which was acquired earlier this year. Given the strength of our fall and holiday product offerings, we’re forecasting good growth in the second half and expect to achieve our growth objectives this year.”
Consolidated Results
Second Quarter of Fiscal 2017 compared to Second Quarter of Fiscal 2016
Net sales increased $52.6 million, or 8.2%, to $692.1 million, principally driven by growth in the Company’s U.S. Retail segment, and the benefit of Skip Hop, a global lifestyle brand for families with young children acquired by the Company in February 2017. Skip Hop contributed $25.0 million to consolidated net sales in the second quarter of fiscal 2017. Changes in foreign currency exchange rates in the second quarter of fiscal 2017 compared to the second quarter of fiscal 2016 adversely affected consolidated net sales in the second quarter of fiscal 2017 by $2.6 million, or 0.4%. On a constant currency basis (a non-GAAP measure), consolidated net sales increased 8.6% in the second quarter of fiscal 2017.

Operating income in the second quarter of fiscal 2017 increased $1.3 million, or 2.0%, to $64.5 million, compared to $63.2 million in the second quarter of fiscal 2016. Operating margin decreased 60 basis points to 9.3%, compared to 9.9% in the second quarter of fiscal 2016. Adjusted operating income (a non-GAAP measure) increased $1.5 million, or 2.3%, to $65.5 million, compared to $64.0 million in the second quarter of fiscal 2016. Adjusted operating margin (a non-GAAP measure) decreased 50 basis points to 9.5%, compared to 10.0% in the second quarter of fiscal 2016, which principally reflects increased investments in retail operations and marketing and increased promotions.
Net income in the second quarter of fiscal 2017 increased $1.7 million, or 4.8%, to $37.9 million, or $0.78 per diluted share, compared to $36.2 million, or $0.71 per diluted share, in the second quarter of fiscal 2016.  Adjusted net income (a non-GAAP measure) increased $1.9 million, or 5.1%, to $38.6 million, compared to $36.7 million in the second quarter of fiscal 2016. Adjusted earnings per diluted share (a non-GAAP measure) in the second quarter of fiscal 2017 increased 9.9% to $0.79, compared to $0.72 in the second quarter of fiscal 2016.
First Half of Fiscal 2017 compared to First Half of Fiscal 2016
Net sales increased $61.3 million, or 4.5%, to $1.42 billion, principally driven by growth in the Company’s U.S. Retail segment and the benefit of the Skip Hop acquisition. Skip Hop contributed $35.4 million to consolidated net sales in the first half of fiscal 2017. Changes in foreign currency exchange rates in the first half of fiscal 2017 compared to the first half of fiscal 2016 had a negligible impact on consolidated net sales comparability.
Operating income in the first half of fiscal 2017 decreased $13.2 million, or 8.4%, to $143.1 million, compared to $156.3 million in the first half of fiscal 2016. Operating margin decreased 150 basis points to 10.0%, compared to 11.5% in the first half of fiscal 2016. Adjusted operating income (a non-GAAP measure) decreased $12.4 million, or 7.8%, to $145.6 million, compared to $158.0 million in the first half of fiscal 2016. Adjusted operating margin (a non-GAAP measure) decreased 140 basis points to 10.2%, compared to 11.6% in the first half of fiscal 2016, which principally reflects increased investments in retail operations, marketing, and technology.
Net income in the first half of fiscal 2017 decreased $5.6 million, or 6.2%, to $84.6 million, or $1.73 per diluted share, compared to $90.2 million, or $1.75 per diluted share, in the first half of fiscal 2016.  Adjusted net income (a non-GAAP measure) decreased $5.1 million, or 5.6%, to $86.2 million, compared to $91.3 million in the first half of fiscal 2016. Adjusted earnings per diluted share (a non-GAAP measure) in the first half of fiscal 2017 decreased 0.5% to $1.76, compared to $1.77 in the first half of fiscal 2016.

Cash flow from operations in the first half of fiscal 2017 was $107.3 million compared to $85.6 million in the first half of fiscal 2016. The increase reflects favorable changes in net working capital, partially offset by lower earnings.
See the “Reconciliation of GAAP to Adjusted Results” section of this release for additional disclosures and reconciliations regarding non-GAAP measures.
Business Segment Results
At the beginning of fiscal 2017, the Company combined its Carter’s Retail and OshKosh Retail segments into a single U.S. Retail operating segment, and its Carter’s Wholesale and OshKosh Wholesale segments into a single U.S. Wholesale operating segment, to reflect the sales-channel approach executive management now uses to evaluate business performance and manage operations in the U.S.  The International segment was not affected by these changes. The Company’s reportable segments are now U.S. Retail, U.S. Wholesale, and International. Prior periods have been conformed to reflect this current segment structure.
U.S. Retail Segment
Second Quarter of Fiscal 2017 compared to Second Quarter of Fiscal 2016
U.S. Retail segment sales increased $39.0 million, or 11.1%, to $391.8 million. U.S. Retail comparable sales increased 6.0%, comprised of comparable stores sales growth of 0.4% and comparable eCommerce sales growth of 27.6%. Skip Hop contributed $0.9 million to segment net sales in the second quarter of fiscal 2017.
In the second quarter of fiscal 2017, the Company opened 11 stores and closed three stores in the United States.
First Half of Fiscal 2017 compared to First Half of Fiscal 2016
U.S. Retail segment sales increased $48.7 million, or 6.9%, to $755.6 million. U.S. Retail comparable sales increased 1.1%, comprised of eCommerce comparable sales growth of 23.5%, partially offset by a stores comparable sales decline of 5.0%. Skip Hop contributed $1.2 million to segment net sales in the first half of fiscal 2017.
In the first half of fiscal 2017, the Company opened 26 stores and closed eight stores in the United States.
As of the end of the second quarter of fiscal 2017, the Company operated 810 retail stores in the United States, comprised of 621 stand-alone and 189 dual-branded stores.

U.S. Wholesale Segment
Second Quarter of Fiscal 2017 compared to Second Quarter of Fiscal 2016
U.S. wholesale segment net sales increased $2.6 million, or 1.2%, to $217.7 million, reflecting the benefit of the Skip Hop acquisition, partially offset by a decrease in demand for Carter’s and OshKosh products. Skip Hop contributed $15.1 million to segment net sales in the second quarter of fiscal 2017.
First Half of Fiscal 2017 compared to First Half of Fiscal 2016
U.S. wholesale segment net sales increased $3.1 million, or 0.6%, to $510.3 million, reflecting the benefit of the Skip Hop acquisition, partially offset by a decrease in demand for Carter’s and OshKosh products. Skip Hop contributed $21.9 million to segment net sales in the first half of fiscal 2017.
International Segment
Second Quarter of Fiscal 2017 compared to Second Quarter of Fiscal 2016
International segment net sales increased $11.0 million, or 15.4%, to $82.6 million, reflecting the benefit of the Skip Hop acquisition and growth in Canada and China, partially offset by decreased wholesale demand in other markets outside of the U.S. Skip Hop contributed $9.1 million to segment net sales in the second quarter of fiscal 2017.
Changes in foreign currency exchange rates in the second quarter of fiscal 2017 compared to the second quarter of fiscal 2016 adversely affected international segment net sales in the second quarter of fiscal 2017 by $2.6 million, or 3.6%. On a constant currency basis (a non-GAAP measure), international segment net sales increased 19.0%
For the second quarter of fiscal 2017, Canada retail comparable sales increased 8.2%, comprised of a stores comparable sales increase of 5.9% and eCommerce comparable sales growth of 46.8%. In the second quarter of fiscal 2017, the Company opened six stores and closed one store in Canada.
First Half of Fiscal 2017 compared to First Half of Fiscal 2016
International segment net sales increased $9.5 million, or 6.4%, to $159.0 million, reflecting the benefit of the Skip Hop acquisition and growth in Canada and China, partially offset by decreased wholesale demand in other markets outside of the U.S. Skip Hop contributed $12.3 million to segment net sales in the first half of fiscal 2017.
Changes in foreign currency exchange rates in the first half of fiscal 2017 compared to the first half of fiscal 2016 adversely affected international segment net sales in the first half of fiscal 2017 by $1.2 million, or 0.8%. On a constant currency basis (a non-GAAP measure), international segment net sales increased 7.1%.
For the first half of fiscal 2017, Canada retail comparable sales increased 0.1%, comprised of eCommerce comparable sales growth of 43.1%, offset by a stores comparable sales decline of 2.9%.
In the first half of fiscal 2017, the Company opened six stores and closed two stores in Canada. As of the end of the second quarter of fiscal 2017, the Company operated 168 retail stores in Canada.
Return of Capital
In the second quarter and first half of fiscal 2017, the Company returned to shareholders, through share repurchases and cash dividends, a total of $69.4 million and $134.1 million, respectively, as described below.
During the second quarter of fiscal 2017, the Company repurchased and retired 587,465 shares of its common stock for $51.6 million at an average price of $87.84 per share. In the first half of fiscal 2017, the Company repurchased and retired 1,131,409 shares of its common stock for $98.2 million at an average price of $86.82 per share. Fiscal year-to-date through July 26, 2017, the Company repurchased and retired a total of 1,296,734 shares for $112.7 million at an average price of $86.89 per share. All shares were repurchased in open market transactions pursuant to applicable regulations for such transactions. As of July 26, 2017, the total remaining capacity under the Company’s previously announced repurchase authorizations was approximately $162 million.
During the second quarter of fiscal 2017, the Company paid a cash dividend of $0.37 per share totaling $17.8 million. In the first half of fiscal 2017, the Company paid cash dividends of $0.74 per share totaling $35.8 million. Future declarations of quarterly dividends and the establishment of related record and payment dates will be at the discretion of the Company’s Board of Directors based on a number of factors, including the Company’s future financial performance and other considerations.
2017 Business Outlook
For fiscal 2017, the Company projects net sales to increase approximately 4% to 6% compared to fiscal 2016 and adjusted earnings per diluted share to increase approximately 8% to 10% compared to adjusted earnings per diluted share of $5.14 in fiscal 2016. This forecast for fiscal 2017 adjusted earnings per diluted share excludes anticipated expenses of approximately $2.5 million related to acquisitions and approximately $0.3 million related to the Company's direct sourcing initiative, which includes severance and relocation costs.

For the third quarter of fiscal 2017, the Company projects net sales to increase approximately 5% compared to the third quarter of fiscal 2016 and adjusted earnings per diluted share to be approximately comparable to adjusted earnings per diluted share of $1.61 in the third quarter of fiscal 2016. This projection contemplates increased investment to support the Company’s long-term growth objectives compared to the prior-year period. The forecast for third quarter fiscal 2017 adjusted earnings per diluted share excludes anticipated expenses of approximately $0.1 million related to acquisitions.
The Company believes non-GAAP measurements, including adjusted earnings per diluted share, provide investors with a meaningful view of the Company’s core operating results, and are the same measurements used by the Company's executive management to assess the Company's performance.
Conference Call
The Company will hold a conference call with investors to discuss second quarter fiscal 2017 results and its business outlook on July 27, 2017 at 8:30 a.m. Eastern Daylight Time. To participate in the call, please dial 719-325-2349. To listen to a live broadcast via the internet, please visit www.carters.com and select the “Q2 2017 Earnings Conference Call” link under the “Investor Relations” tab. Presentation materials for the call can be accessed under the same tab by selecting the link for “News & Events” followed by “Webcasts & Presentations”. A replay of the call will be available shortly after the broadcast through August 5, 2017, at 888-203-1112 (U.S. / Canada) or 719-457-0820 (international), passcode 2169382. The replay will also be archived on the Company’s website under the “Investor Relations” tab.
About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in the United States and Canada of apparel and related products exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through nearly 1,000 Company-operated stores in the United States and Canada and on-line at www.carters.com, www.oshkosh.com, and www.cartersoshkosh.ca. The Company’s Just One You, Precious Firsts, and Genuine Kids brands are available at Target, its Child of Mine brand is available at Walmart, and its Simple Joys brand is available on Amazon.com. The Company also owns Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.
Cautionary Language
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated financial results for the third quarter of fiscal 2017 and fiscal year 2017, or any other future period, assessments of the Company’s performance and financial position, and drivers of the Company’s sales and earnings growth. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Certain of the risks and uncertainties that could cause actual results and performance to differ materially are described in the Company’s most recently filed Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission from time to time under the headings “Risk Factors”. Included among the risks and uncertainties that may impact future results are the risks of: losing one or more major customers, vendors, or licensees, due to competition, inadequate quality of the Company’s products, or otherwise; financial difficulties for one or more of the Company’s major customers, vendors, or licensees, or an overall decrease in consumer spending; fluctuations in foreign currency exchange rates; our products not being accepted in the marketplace, due to quality concerns, changes in consumer preference and fashion trends, or otherwise; negative publicity, including as a result of product recalls or otherwise; failure to protect the Company’s intellectual property; various types of litigation, including class action litigation brought under various consumer protection, employment, and privacy and information security laws; a breach of the Company’s consumer databases, systems, or processes; the risk of slow-downs, disruptions, or strikes along the Company’s supply chain, including disruptions resulting from foreign supply sources, the Company’s distribution centers, or in-sourcing capabilities; unsuccessful expansion into international markets or failure to successfully manage legal, regulatory, political and economic risks of the Company’s existing international operations, including maintaining compliance with worldwide anti-bribery laws; and an inability to obtain additional financing on favorable terms. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Net sales	$692,117	$639,471	$1,424,872	$1,363,556
Cost of goods sold	388,660	357,289	805,613	770,445
Gross profit	303,457	282,182	619,259	593,111
Selling, general, and administrative expenses	250,146	228,464	497,940	457,460
Royalty income	(11,210)	(9,525)	(21,768)	(20,600)
Operating income	64,521	63,243	143,087	156,251
Interest expense	7,194	6,803	14,298	13,542
Interest income	(79)	(178)	(218)	(385)
Other (income) expense, net	(544)	516	(765)	3,709
Income before income taxes	57,950	56,102	129,772	139,385
Provision for income taxes	20,025	19,904	45,183	49,207
Net income	$37,925	$36,198	$84,589	$90,178

Basic net income per common share	$0.79	$0.72	$1.75	$1.77
Diluted net income per common share	$0.78	$0.71	$1.73	$1.75
Dividend declared and paid per common share	$0.37	$0.33	$0.74	$0.66

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	Fiscal Quarter Ended				Two Fiscal Quarters Ended
	July 1, 2017	% of Total Net Sales	July 2, 2016	% of Total Net Sales	July 1, 2017	% of Total Net Sales	July 2, 2016	% of Total Net Sales
Net sales:
U.S. Wholesale	$217,710	31.5%	$215,122	33.6%	$510,265	35.8%	$507,176	37.2%
U.S. Retail (a)	391,822	56.6%	352,782	55.2%	755,593	53.0%	706,871	51.8%
International (b)	82,585	11.9%	71,567	11.2%	159,014	11.2%	149,509	11.0%
Total net sales	$692,117	100.0%	$639,471	100.0%	$1,424,872	100.0%	$1,363,556	100.0%

Operating income (loss):		% of Segment Net Sales		% of Segment Net Sales		% of Segment Net Sales		% of Segment Net Sales
U.S. Wholesale (g)	$35,806	16.4%	$41,509	19.3%	$105,501	20.7%	$109,920	21.7%
U.S. Retail (a) (g)	42,342	10.8%	36,952	10.5%	72,242	9.6%	76,421	10.8%
International (b) (g)	7,597	9.2%	9,105	12.7%	11,282	7.1%	17,546	11.7%
Corporate expenses (c) (d) (e) (f)	(21,224)		(24,323)		(45,938)		(47,636)
Total operating income	$64,521	9.3%	$63,243	9.9%	$143,087	10.0%	$156,251	11.5%

(a)	Includes retail store and eCommerce results.

(b)	Net sales includes international retail, eCommerce, and wholesale sales.

(c)
Corporate expenses include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, office occupancy, information technology, legal, consulting, and audit fees.

(d)
Includes charges related to the amortization of the H.W. Carter and Sons tradenames of approximately $0.8 million and $1.7 million for the fiscal quarter and two fiscal quarters ended July 2, 2016, respectively.

(e)	Includes acquisition-related expenses of approximately $0.6 million and $1.8 million for fiscal quarter and two fiscal quarters ended July 1, 2017, respectively.

(f)	Includes charges related to the Company's direct sourcing initiative of approximately $0.1 million and $0.3 million for the fiscal quarter and two fiscal quarters ended July 1, 2017, respectively.

(g)
A total of $0.4 million of certain costs related to inventory acquired from Skip Hop is included in operating income between U.S. Wholesale, U.S. Retail, and International for the fiscal quarter and two fiscal quarters ended July 1, 2017.

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	July 1, 2017	December 31, 2016	July 2, 2016
ASSETS
Current assets:
Cash and cash equivalents	$173,564	$299,358	$205,080
Accounts receivable, net	165,183	202,471	150,633
Finished goods inventories	610,423	487,591	587,434
Prepaid expenses and other current assets	44,527	32,180	46,189
Deferred income taxes	—	35,486	32,816
Total current assets	993,697	1,057,086	1,022,152
Property, plant, and equipment, net of accumulated depreciation of $384,881, $345,907, and $317,580, respectively	382,472	385,874	386,034
Tradenames and other intangible assets, net	400,735	308,928	309,017
Goodwill	231,709	176,009	177,540
Other assets	23,246	18,700	17,749
Total assets	$2,031,859	$1,946,597	$1,912,492

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$217,340	$158,432	$190,366
Other current liabilities	94,644	119,177	80,595
Total current liabilities	311,984	277,609	270,961

Long-term debt, net	661,846	580,376	580,678
Deferred income taxes	133,251	130,656	128,682
Other long-term liabilities	174,867	169,832	165,469
Total liabilities	1,281,948	1,158,473	1,145,790

Commitments and contingencies

Stockholders' equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at July 1, 2017, December 31, 2016, and July 2, 2016	—	—	—
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 47,971,577, 48,948,670 and 50,194,955 shares issued and outstanding at July 1, 2017, December 31, 2016 and July 2, 2016, respectively	480	489	502
Accumulated other comprehensive loss	(30,653)	(34,740)	(30,533)
Retained earnings	780,084	822,375	796,733
Total stockholders' equity	749,911	788,124	766,702
Total liabilities and stockholders' equity	$2,031,859	$1,946,597	$1,912,492

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Two Fiscal Quarters Ended
	July 1, 2017	July 2, 2016
Cash flows from operating activities:
Net income	$84,589	$90,178
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,705	34,916
Amortization of tradenames	892	1,831
Amortization of fair value step up of inventory	400	—
Amortization of debt issuance costs	749	725
Non-cash stock-based compensation expense	9,646	9,250
Foreign currency (gain) loss, net	(555)	3,130
Income tax benefit from stock-based compensation	—	(3,684)
Loss on disposal of property, plant, and equipment	221	133
Deferred income taxes	3,227	1,258
Effect of changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	57,215	57,229
Finished goods inventories	(91,846)	(114,817)
Prepaid expenses and other assets	(13,871)	(12,643)
Accounts payable and other liabilities	16,961	18,093
Net cash provided by operating activities	107,333	85,599

Cash flows from investing activities:
Capital expenditures	(34,276)	(49,698)
Acquisition of Skip Hop Holdings, Inc., net of cash acquired	(143,704)	—
Proceeds from sale of property, plant, and equipment	—	193
Net cash used in investing activities	(177,980)	(49,505)

Cash flows from financing activities:
Borrowings under secured revolving credit facility	100,000	—
Payments on secured revolving credit facility	(18,965)	—
Repurchases of common stock	(98,236)	(180,209)
Dividends paid	(35,831)	(33,679)
Income tax benefit from stock-based compensation	—	3,684
Withholdings from vestings of restricted stock	(5,590)	(8,508)
Proceeds from exercises of stock options	3,122	5,101
Net cash used in financing activities	(55,500)	(213,611)

Effect of exchange rate changes on cash and cash equivalents	353	1,388
Net decrease in cash and cash equivalents	(125,794)	(176,129)
Cash and cash equivalents, beginning of period	299,358	381,209
Cash and cash equivalents, end of period	$173,564	$205,080

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal Quarter Ended July 1, 2017
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$303.5	43.8%	$250.1	36.1%	$64.5	9.3%	$37.9	$0.78
Acquisition-related costs (b)	0.4		(0.6)		1.0		0.6	0.01
Direct sourcing initiative (b) (c)	—		(0.1)		0.1		—	—
As adjusted (a)	$303.9	43.9%	$249.5	36.1%	$65.5	9.5%	$38.6	$0.79

	Two Fiscal Quarters Ended July 1, 2017
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$619.3	43.5%	$497.9	34.9%	$143.1	10.0%	$84.6	$1.73
Acquisition-related costs (b)	0.4		(1.8)		2.2		1.4	0.03
Direct sourcing initiative (b) (c)	—		(0.3)		0.3		0.2	—
As adjusted (a)	$619.7	43.5%	$495.8	34.8%	$145.6	10.2%	$86.2	$1.76

	Fiscal Quarter Ended July 2, 2016
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$282.2	44.1%	$228.5	35.7%	$63.2	9.9%	$36.2	$0.71
Amortization of tradename (b)	—		(0.8)		0.8		0.5	0.01
As adjusted (a)	$282.2	44.1%	$227.7	35.6%	$64.0	10.0%	$36.7	$0.72

	Two Fiscal Quarters Ended July 2, 2016
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$593.1	43.5%	$457.5	33.5%	$156.3	11.5%	$90.2	$1.75
Amortization of tradename (b)	—		(1.7)		1.7		1.1	0.02
As adjusted (a)	$593.1	43.5%	$455.7	33.4%	$158.0	11.6%	$91.3	$1.77

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present gross margin, SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results and affords investors a view of what management considers to be the Company's core performance.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

(b)
The difference between the impacts on Operating Income and Net Income represents the income taxes related to the adjustment item (calculated using the applicable tax rate of the underlying jurisdiction).

(c)	Costs associated with the Company's direct sourcing initiative, which includes severance and relocation.

Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal Quarter Ended October 1, 2016
	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$375.5	$255.3	$130.9	$80.8	$1.60
Direct sourcing initiative (b) (c)	—	(0.5)	0.5	0.3	0.01
As adjusted (a)	$375.5	$254.8	$131.4	$81.1	$1.61

	Fiscal Year Ended December 31, 2016
	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$1,379.1	$995.4	$426.6	$258.1	$5.08
Amortization of tradename (b)	—	(1.7)	1.7	1.1	0.02
Direct sourcing initiative (b) (c)	—	(0.7)	0.7	0.5	0.01
Acquisition-related costs (b)	—	(2.4)	2.4	1.5	0.03
As adjusted (a)	$1,379.1	$990.6	$431.4	$261.1	$5.14

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results and affords investors a view of what management considers to be the Company's core performance.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

(b)
The difference between the impacts on Operating Income and Net Income represents the income taxes related to the adjustment item (calculated using the applicable tax rate of the underlying jurisdiction).

(c)	Costs associated with the Company's direct sourcing initiative, which include severance and relocation.

Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	47,863,618	50,143,568	48,093,155	50,660,278
Dilutive effect of equity awards	550,726	469,114	552,866	468,632
Diluted number of common and common equivalent shares outstanding	48,414,344	50,612,682	48,646,021	51,128,910
As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$37,925	$36,198	$84,589	$90,178
Income allocated to participating securities	(291)	(279)	(660)	(720)
Net income available to common shareholders	$37,634	$35,919	$83,929	$89,458
Basic net income per common share	$0.79	$0.72	$1.75	$1.77
Diluted net income per common share:
Net income	$37,925	$36,198	$84,589	$90,178
Income allocated to participating securities	(289)	(278)	(656)	(715)
Net income available to common shareholders	$37,636	$35,920	$83,933	$89,463
Diluted net income per common share	$0.78	$0.71	$1.73	$1.75
As adjusted (a):
Basic net income per common share:
Net income	$38,559	$36,697	$86,167	$91,276
Income allocated to participating securities	(296)	(284)	(673)	(729)
Net income available to common shareholders	$38,263	$36,413	$85,494	$90,547
Basic net income per common share	$0.80	$0.73	$1.78	$1.79
Diluted net income per common share:
Net income	$38,559	$36,697	$86,167	$91,276
Income allocated to participating securities	(294)	(282)	(669)	(725)
Net income available to common shareholders	$38,265	$36,415	$85,498	$90,551
Diluted net income per common share	$0.79	$0.72	$1.76	$1.77

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $0.6 million and $1.6 million in after-tax expenses from these results for the fiscal quarter and two fiscal quarters ended July 1, 2017, respectively. The Company has excluded $0.5 million and $1.1 million from these results for the fiscal quarter and two fiscal quarters ended July 2, 2016, respectively.

Note: Results may not be additive due to rounding.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(unaudited)

The following table provides a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated:

	Fiscal Quarter Ended		Two Fiscal Quarters Ended		Four Fiscal Quarters Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016	July 1, 2017
(dollars in millions)
Net income	$37.9	$36.2	$84.6	$90.2	$252.5
Interest expense	7.2	6.8	14.3	13.5	27.8
Interest income	(0.1)	(0.2)	(0.2)	(0.4)	(0.4)
Income tax expense	20.0	19.9	45.2	49.2	133.9
Depreciation and amortization (a)	20.8	18.6	40.6	36.7	77.3
EBITDA	$85.9	$81.3	$184.4	$189.3	$491.2

Adjustments to EBITDA
Acquisition-related costs	$1.0	$—	$2.2	$—	$4.6
Direct sourcing initiative (b)	0.1	—	0.3	—	1.0
Adjusted EBITDA	$86.9	$81.3	$187.0	$189.3	$496.7

(a)	Includes amortization of acquired tradenames.

(b)	Pre-tax costs associated with the Company's direct sourcing initiative, which includes severance and relocation.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. We define EBITDA as net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items listed in the table above.

We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. These measures also afford investors a view of what management considers to be the Company's core performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The tables below reflect the calculation of constant currency for total net sales of the International segment and consolidated net sales for the fiscal quarter and two fiscal quarters ended July 1, 2017:

	Fiscal Quarter Ended
	Reported Net Sales July 1, 2017	Impact of Foreign Currency Translation	Constant-Currency Net Sales July 1, 2017	Reported Net Sales July 2, 2016	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$692.1	$(2.6)	$694.7	$639.5	8.2%	8.6%
International segment net sales	$82.6	$(2.6)	$85.1	$71.6	15.4%	19.0%

	Two Fiscal Quarters Ended
	Reported Net Sales July 1, 2017	Impact of Foreign Currency Translation	Constant-Currency Net Sales July 1, 2017	Reported Net Sales July 2, 2016	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$1,424.9	$(1.2)	$1,426.1	$1,363.6	4.5%	4.6%
International segment net sales	$159.0	$(1.2)	$160.2	$149.5	6.4%	7.1%
The Company evaluates its net sales on both an “as reported” and a “constant currency” basis.  The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods.  Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period.  The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar.  The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in our net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.
Note: Results may not be additive due to rounding.